Exhibit 10.5

SHARE PURCHASE AND EXCHANGE AGREEMENT

THIS SHARE PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on May 30, 2019 by and among:

1.	Missfresh Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”),

2.	Mrfresh Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Mrfresh Cayman”),

3.	each Person listed on Table A of Schedule I hereto (each, a “Mrfresh Shareholder” and collectively, the “Mrfresh Shareholders”),

4.	each Person listed on Table B of Schedule I hereto (each, a “Missfresh Subsidiary” and collectively, the “Missfresh Subsidiaries”), and

5.	each Person listed on Table C of Schedule I hereto (each, a “Mrfresh Subsidiary”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

The Missfresh Group Companies are engaged in the business of online and offline direct sales and marketplace of groceries (together with any other business of any Missfresh Group Company, the “Business”).

B.	Each Mrfresh Shareholder owns certain number of outstanding and issued preferred shares of Mrfresh Cayman.

C.

Mrfresh Cayman intends to repurchase certain number of outstanding and issued shares from certain Mrfresh Shareholders as set forth opposite each of such Mrfresh Shareholders’ names on the Column I of Table A in the Schedule I attached hereto (“Repurchased Shares”), and such Mrfresh Shareholders intend to sell the Repurchased Shares to Mrfresh Cayman, pursuant to the terms and conditions of this Agreement (“Repurchase”).

D.

Concurrently with the Repurchase, certain Mrfresh Shareholders intend to transfer and sell certain number of outstanding and issued shares held by such Mrfresh Shareholders as set forth opposite each of such Mrfresh Shareholders’ names on the Column III of Table A in the Schedule I attached hereto (the “Mrfresh Exchange Shares”) to the Company, and the Company intends to issue and sell certain number of Series E1 Preferred Shares (as defined below) of the Company to such Mrfresh Shareholders as set forth opposite such Mrfresh Shareholder’s name on the Column IV of Table A in the Schedule I attached hereto (collectively, the “Missfresh Exchange Shares”) in exchange for the Mrfresh Exchange Shares pursuant to the terms and conditions of this Agreement (“Share Exchange”).

E.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the United States or PRC, as applicable, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Mrfresh Shareholder, the term “Affiliate” also includes (v) any shareholder of the Mrfresh Shareholders, (w) any of such shareholder’s or Mrfresh Shareholders’ general partners or limited partners, (x) the fund manager managing such shareholder or Mrfresh Shareholder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x). Notwithstanding anything to the contrary and to avoid any doubt, for the purpose of this Agreement, the Mrfresh Group Companies shall not be deemed as Affiliates to any Missfresh Group Company.

“Ancillary Agreements” means, collectively, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement, each as defined herein.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Missfresh Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) the parents, children, spouse, siblings, grandparents or grandchildren of such Person, in the case of a natural Person. Notwithstanding anything to the contrary and to avoid any doubt, for the purpose of this Agreement, the Mrfresh Group Companies shall not be deemed as Associates to any Missfresh Group Company.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the United States, Hong Kong or the PRC.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Shares” means the Company’s class A ordinary shares, par value US$0.0001 per share.

“Class B Ordinary Shares” means the Company’s class B ordinary shares, par value US$0.0001 per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Competitor” means each of (i) 易果生鲜 (Shanghai Yiguo E-Commerce Co., Ltd.), 盒马鲜生 (Hema Holding Limited, Shanghai Hema Network Technology Co., Ltd. and its Affiliates), non-public subsidiaries which are Controlled by 永辉 (Yonghui Supermarket Corporation), non-public subsidiaries which are Controlled by 大润发 (Ruentex Group), 百果园 (Shenzhen Pagoda Industrial Development Co., Ltd.), 便利蜂 (Bianlifeng Commerce Co., Ltd.), and their respective Affiliates which operate businesses similar to the Business of the Missfresh Group Companies and the Mrfresh Group Companies, (ii) non-public subsidiaries, more than twenty percent (20%) equity interest of which are owned by 永辉 (Yonghui Supermarket Corporation) (including 永辉云创 (Yonghui Yunchuang Technology Co., Ltd.)), (iii) non-public subsidiaries, more than twenty percent (20%) equity interest of which are owned by 大润发 (Ruentex Group), and (iv) Alibaba Group Holding Limited or any of its Affiliates, and/or Ant Financial Services Group or any of its Affiliates).

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the following contracts collectively: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between Jinan WFOE II and Beijing VIE, (ii) Exclusive Option Agreement (独家购买权合同) entered into by and among Jinan WFOE II, Beijing VIE and the equity holders of Beijing VIE, (iii) each Power of Attorney (授权委托协议) entered into by and between Jinan WFOE II and each equity holder of Beijing VIE, (iv) Share Pledge Agreement (股权质押合同) entered into by and among Jinan WFOE II, Beijing VIE and the equity holders of Beijing VIE, (v) Exclusive Asset Purchase Agreement (资产独家认购合同) entered into by and among Jinan WFOE II and Beijing VIE and (vi) a spouse’s consent letter (配偶同意函) entered by the spouse of LI Yang (李漾).

“Conversion Shares” means Class B Ordinary Shares issuable upon conversion of any Issued Shares.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means the Missfresh Limited 2017 Equity Incentive Plan of the Company adopted by the Company on February 28, 2018 and amended thereafter, covering the grant of up to 98,735,606 Class B Ordinary Shares (or options therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Missfresh Group Company or a Mrfresh Group Company.

“Exchange Mrfresh Shareholders” means Image Frame Investment (HK) Limited, Genesis Capital I LP, JenCap MF, KTB China Synergy Fund, MindWorks Ventures Fund 3 SPC - Fund SP, MindWorks Ventures SPC - Fund SP, ASCEND HOPE LIMITED, Northern Light Venture Capital V, Ltd., QIMING VENTURE PARTNERS V, L.P., QIMING MANAGING DIRECTORS FUND V, L.P., LC Fund VII, L.P., LC Parallel Fund VII, L.P. and Lighthouse Capital International Inc.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization, including any stock exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Missfresh Warrantors” means, collectively, the Missfresh Group Companies.

“Missfresh Group Company” means each of the Company, the Missfresh HK Company, the Missfresh PRC Companies (as defined below), together with each direct and indirect Subsidiary of any of the foregoing, and “Missfresh Group” refers to all of the Missfresh Group Companies collectively. Notwithstanding anything to the contrary and to avoid any doubt, for the purpose of this Agreement, the Missfresh Group Companies shall not include any Mrfresh Group Company.

“Mrfresh Group Company” means each of the Mrfresh Cayman, the Mrfresh HK Company, together with each direct and indirect Subsidiary of any of the foregoing (if any), and “Mrfresh Group” refers to all of the Mrfresh Group Companies collectively.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Tax payable by such Person by reason of the indemnification.

“Key Employee” means all employees of the Missfresh Group Companies listed on Schedule II.

“knowledge” means the actual knowledge of the Key Employees, the Principals and the Board after due, diligent and careful inquiry and that such Person has used reasonable efforts to ensure that the information given in the representation or warranty is complete and accurate.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Loan Agreement” means the Onshore Loan Agreement by and between Beijing VIE and 横琴联珺股权投资基金合伙企业（有限合伙） (“Zhuhai DuoJie”) dated February 28, 2018.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had or has individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Missfresh Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Mrfresh Shareholders) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Mrfresh Shareholders).

“Memorandum and Articles” means the fifth amended and restated memorandum of association of the Company and the fifth amended and restated articles of association of the Company attached hereto as Exhibit A, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors 《关于外国投资者并购境内企业的规定》 jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006, and its 2009 Revision and other subsequent revisions.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares of the Company.

“Permitted Liens” means (i) Liens for Tax not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means, collectively, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares and Series E1 Preferred Shares of the Company.

“Principals” means, collectively, XU Zheng (徐正), a Hong Kong citizen with his identification number *** and ZENG Bin (曾斌), a PRC citizen with his identification number ***.

“Repurchased Mrfresh Shareholders” means Image Frame Investment (HK) Limited, Everyday Convenience Limited, HongKong DuoJie Limited, Northern Light Venture Capital V. Ltd., LC Fund VII, L.P., LC Parallel Fund VII, L.P., Welight Capital L.P., and Lighthouse Capital International Inc.

“Right of First Refusal & Co-Sale Agreement” means the Third Amended and Restated Right of First Refusal and Co-Sale Agreement to be entered into by and among the parties named therein on May 30, 2019, which shall be in the form attached hereto as Exhibit C.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the SAFE Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or State Administration for Market Regulation as its successor, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means collectively the Series A1 Shares, the Series A2 Shares and the Series A3 Shares.

“Series A1 Shares” means the Series A1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A2 Shares” means the Series A2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A3 Shares” means the Series A3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means collectively the Series B1 Shares and the Series B2 Shares.

“Series B1 Shares” means the Series B1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B2 Shares” means the Series B2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D1 Preferred Shares” means the Series D1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E1 Preferred Shares” means the Series E1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on May 30, 2019, which shall be in the form attached hereto as Exhibit B.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, housing provident funds and any other similar obligations.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, Social Insurance (including pension, medical, unemployment, housing, and other Social Insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Termination Agreement” means the termination agreement to be entered into by and among Mrfresh Cayman, Mrfresh Subsidiary, Jinan WFOE II, Beijing VIE, Mrfresh Shareholders and other parties thereto on the date of Closing or other date as agreed among the parties hereto, which shall be in the form attached hereto as Exhibit E.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, the third restated and amended memorandum and articles of association of Mrfresh Cayman (“Mrfresh Cayman’s Revised MAA”), the Control Documents, the Termination Agreement, Letter of Guarantee, the Letter of Undertaking and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Anti-Bribery Laws	Section 3.9(i)
Arbitration Notice	Section 7.9(i)
Business	Recitals
Closing	Section 2.3(i)
Closing Accounts	Section 2.6
Closing Date	Section 2.3(i)
Company	Preamble
Company Affiliate	Section 3.9(i)
Confidential Information	Section 7.15(i)
Disclosure Schedule	Section 3
Dispute	Section 7.9(i)
Dissolution Event	Section 7.2(iii)(2)
Dissolving Exchange Mrfresh Shareholder	Section 7.2(iii)(2)
DuoJie	Section 2.3(iii)
DuoJie Promissory Note	Section 2.3(iii)

Exchanged Shareholder’s Successor	Section 7.2(iii)(2)
Failed Exchange Mrfresh Shareholders	Section 7.2(iv)
Fully Repurchased Shareholders	Section 7.2(iii)(1)
Fully Repurchased Shareholder’s Guarantor	Section 7.2(iii)(1)
Government Official	Section 3.9(i)
HKIAC	Section 7.9(ii)
HKIAC Rules	Section 7.9(ii)
Hong Kong	Section 7.8
Indemnifying Party	Section 7.11(ii)
Investor Indemnified Parties	Section 7.11(i)
Letter of Guarantee	Section 7.2(iii)(1)
Letter of Undertaking	Section 7.2(iii)(2)(I)
Missfresh Exchange Shares	Recitals
Missfresh Subsidiary/Missfresh Subsidiaries	Preamble
Maximum Indemnified Taxes	Section 7.2(ii)(x)
Money Laundering Laws	Section 3.9(ii)
Mrfresh Cayman	Preamble
Mrfresh Cayman’s Revised MAA	Definition
Mrfresh Exchange Shares	Recitals
Mrfresh Shareholder(s)	Preamble
Mrfresh Subsidiary	Preamble
Non-Indemnified Transaction Taxes	Section 7.2(ii)(y)
OFAC	Section 3.9(iii)
Party/Parties	Preamble
Relevant Person	Section 3.9(iii)
Repurchase	Recitals
Repurchase Price	Section 2.1
Repurchased Shares	Recitals
Sanctions	Section 3.9(iii)
Share Exchange	Recitals
Tax Obligation Period	Section 7.2(ii)
Termination of Mrfresh ESOP	Section 7.1(i)
Transaction Taxes	Section 7.2(ii) (x)

2. Repurchase and Share Exchange.

2.1 The Repurchase. Subject to the terms and upon the conditions set forth herein, at the Closing (as defined below), Mrfresh Cayman agrees to repurchase from the Repurchased Mrfresh Shareholder the Repurchased Shares at the price as set forth opposite such Repurchased Mrfresh Shareholder’s name on the Column I and II of Table A in the Schedule I (“Repurchase Price”). The proportion amount of the Repurchase Price to be paid by Mrfresh Cayman to each Repurchased Mrfresh Shareholder is set forth opposite such Repurchased Mrfresh Shareholder’s name on the Column II of Table A in the Schedule I attached hereto.

2.2 The Share Exchange. Subject to the terms and upon the conditions set forth herein, at the Closing (as defined below) and concurrently with the occurrence of the Repurchase, each Exchange Mrfresh Shareholder agrees to sell, convey, assign, transfer and deliver to the Company the Mrfresh Exchange Shares as listed opposite such Exchange Mrfresh Shareholder’s name on the Column III of Table A in the Schedule I, and as consideration and in exchange for the Mrfresh Exchange Shares, the Company agrees to issue to each Exchange Mrfresh Shareholder, certain number of Missfresh Exchange Shares as set forth opposite such Exchange Mrfresh Shareholder’s name on the Column IV of Table A in the Schedule I attached hereto, in each case, free and clear of all Liens and with all rights attaching on and from the Closing.

2.3 Closing

(i) Closing. Subject to the fulfillment of the conditions set forth in Section 5 to the satisfaction of, or waived by the Mrfresh Shareholders, and subject to the fulfillment of the conditions set forth in Section 6 to the satisfaction of, or waived by the Company or Mrfresh Cayman, the Repurchase and the Share Exchange hereunder shall take place remotely via the exchange of documents and signatures on a date specified by the Parties, or by another method or at another time and date and at another location to be mutually agreed to by the Parties (which time, date and place are designated as the “Closing”), which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

(ii) Deliveries by the Company at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Exchange Mrfresh Shareholders’ obligations at the Closing pursuant to Section 5, the Company shall deliver to each Exchange Mrfresh Shareholder the certified true copy of updated, electronically maintained register of members of the Company, duly certified by the registered agent of the Company, reflecting the issuance to each Exchange Mrfresh Shareholder of the Missfresh Exchange Shares at the Closing as set forth opposite such Exchange Mrfresh Shareholder’s name on the Column IV of Table A in the Schedule I. At the Closing, the Company shall deliver to each Exchange Mrfresh Shareholder a true copy of share certificate or certificates issued in the name of such Exchange Mrfresh Shareholder representing the Missfresh Exchange Shares being issued to such Exchange Mrfresh Shareholder at the Closing, duly executed by the Company, with the original to be delivered to such Exchange Mrfresh Shareholder within ten (10) Business Days after the Closing.

(iii) Deliveries by Mrfresh Cayman at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Mrfresh Shareholders’ obligations at the Closing pursuant to Section 5, Mrfresh Cayman shall (a) deliver to the Company a duly issued share certificate representing the Mrfresh Exchange Shares transferred to the Company; (b) deliver to the Company the certified true copy of updated, electronically maintained register of member of Mrfresh Cayman reflecting the Company’s ownership of the Mrfresh Exchange Shares, duly certified by the registered agent of Mrfresh Cayman; (c) deliver to the Company the certified true copy of updated register of directors of Mrfresh Cayman reflecting the resignation of AI Yu and LI Zhaohui; and (d) pay and deliver to each Repurchased Mrfresh Shareholder its proportion amount of the Repurchase Price as set forth opposite such Repurchased Mrfresh Shareholder’s name on the Column II of Table A in the Schedule I attached hereto by wire transfer of immediately available funds in U.S. dollars to the Closing Accounts (as defined blow).

With respect to the Mrfresh Cayman’s obligations to HongKong DuoJie Limited (“DuoJie”) at Closing, as consideration for repurchasing the Repurchased Shares held by DuoJie, subject to the satisfaction or waiver of all the conditions set forth in Section 5 below, (A) Mrfresh Cayman shall cause Beijing VIE at Closing to repay Zhuhai DuoJie the outstanding loan under the Loan Agreement plus an interests calculated at a compound annual interests of ten percent (10%), such total amount is set forth opposite DuoJie’s name on the Column II of Table A in the Schedule I attached hereto, and (B) Mrfresh Cayman shall deliver to DuoJie the Termination Agreement (as defined below) duly executed by Mrfresh Cayman with respect to the termination of the Promissory Note entered into by and between Mrfresh Cayman and DuoJie dated February 28, 2018 (“DuoJie Promissory Note”). For the avoidance of doubt, Mrfresh Cayman is not obligated to pay and deliver any Repurchase Price to DuoJie in any currency outside the PRC.

(iv) Deliveries by Repurchased Mrfresh Shareholders at Closing. At the Closing, each of the Repurchased Mrfresh Shareholders shall deliver or cause to be delivered to the Company and Mrfresh Cayman: (a) a letter of resignation duly executed by LI Zhaohui and AI Yu respectively, the director(s) appointed by such Repurchased Mrfresh Shareholders as director(s) of Mrfresh Cayman, if applicable; (b) a copy of the resolutions duly and validly adopted by the board of directors of Mrfresh Cayman evidencing its authorization of the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; (c) a copy of the resolutions duly and validly adopted by the shareholders of Mrfresh Cayman evidencing its authorization of the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and (d) certificates and other documents required to be delivered pursuant to Section 6.

(v) Deliveries by Exchange Mrfresh Shareholders at Closing. At the Closing, where applicable, each of the Exchange Mrfresh Shareholders shall deliver or cause to be delivered to the Company and Mrfresh Cayman: (a) a duly executed instrument of transfer in respect of the relevant Mrfresh Exchange Shares in favor of the Company together with the relevant original share certificate(s) (if any) evidencing the relevant Mrfresh Exchange Shares to be delivered to the Company within three (3) Business Days following the Closing; (b) a letter of resignation as directors of Mrfresh Cayman, duly executed by LI Zhaohui and AI Yu respectively; (c) a copy of the resolutions duly and validly adopted by the board of directors of Mrfresh Cayman evidencing its authorization of the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; (d) a copy of the resolutions duly and validly adopted by the shareholders of Mrfresh Cayman evidencing its authorization of the execution and delivery of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and (e) certificates and other documents required to be delivered pursuant to Section 6.

2.4 Capitalization of the Company immediately after the Closing is set forth in Table D of Schedule I attached hereto.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties hereto will use commercially best efforts to take all such lawful and necessary actions.

2.6 Closing Account. Payment of the Repurchase Price by Mrfresh Cayman to a Repurchased Mrfresh Shareholder shall be made by remittance of immediately available funds to a bank account designated by such Repurchased Mrfresh Shareholder, as applicable (the “Closing Accounts”). All bank charges and related expenses for remittance and receipt of funds shall be for such account.

3. Representations and Warranties of the Missfresh Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Missfresh Warrantors to the Exchange Mrfresh Shareholders as of the date hereof (the “Disclosure Schedule”, at attached hereto as Exhibit D), each of the Missfresh Warrantors jointly and severally represents and warrants to the Exchange Mrfresh Shareholders that each of the statements contained in this Section 3 is true, correct, complete and not misleading as of the date of this Agreement, and that each of such statements shall be true, correct, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing.

3.1 Organization, Good Standing and Qualification. Each Missfresh Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Missfresh Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Missfresh Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Authorities.

3.2 Capitalization.

(i) Company. The Company’s capital structure as of the date hereof and as of immediately prior to the Closing as set forth in Section 3.2(i) of the Disclosure Schedule is true, complete and accurate. The Company’s capital structure immediately following Closing shall be as set forth in Section 3.2(i) of the Disclosure Schedule, except for the Series E1 Preferred Shares issued at such Closing pursuant to this Agreement.

(ii) Missfresh HK Company. The authorized share capital of Missfresh HK Company is and immediately prior to and following the Closing shall be HK$1, divided into 1 share of HK$1.00 each, 1 of which are issued and outstanding and held by the Company.

(iii) Missfresh WFOEs. The registered capital of each of Missfresh WFOEs is set forth opposite its name on Section 3.2(iii) of the Disclosure Schedule, and Missfresh HK Company is the sole record and beneficial owner of such registered capital.

(iv) Missfresh PRC Companies. The registered capital of each of Missfresh PRC Companies, other than the Missfresh WFOEs, is set forth opposite its name on Section 3.2(iv) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(v) No Other Securities. Except for (a) the conversion privileges of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D1 Preferred Shares, the Series E Preferred Shares and Series E1 Preferred Shares, (b) certain rights provided in the Charter Documents of the Company as currently in effect, (c) certain rights provided in the Memorandum and Articles, the Shareholders Agreement, and the Right of First Refusal & Co-Sale Agreement, from and after the Closing, and (d) the outstanding Equity Securities set forth in Section 3.2(i) of the Disclosure Schedule, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Missfresh Group Company; (2) no Equity Securities of any Missfresh Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Missfresh Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Missfresh Group Company. Except as set forth in the Shareholders Agreement (from and after the Closing), the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Missfresh Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Missfresh Group Company.

(vi) Issuance and Status. All presently outstanding Equity Securities of each Missfresh Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Missfresh Group Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements and applicable Laws).

(vii) Title. Each Missfresh Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(i) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law.

3.3 Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing each of the Missfresh Group Companies, and indicating the ownership and Control relationships among all Missfresh Group Companies, or a description of such structure with such ownership and Control relationships, the nature of the legal entity which each Missfresh Group Company constitutes, the jurisdiction in which each Missfresh Group Company was or will be organized, and each jurisdiction in which each Missfresh Group Company is required to be qualified or licensed to do business as a foreign Person.

3.4 Authorization. Each Missfresh Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Mrfresh Shareholders) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Missfresh Exchange Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Mrfresh Shareholders) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Shares. The Missfresh Exchange Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Missfresh Exchange Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Mrfresh Shareholders) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Mrfresh Shareholders) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Missfresh Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Missfresh Group Company (including without limitation, any indebtedness of such Missfresh Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Missfresh Group Company other than Permitted Liens.

3.7 Charter Documents; Books and Records. Each Missfresh Group Company has been in compliance with its Charter Documents, and none of the Missfresh Group Companies has violated or breached any of their respective Charter Documents. Each Missfresh Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its financial statements to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Missfresh Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Missfresh Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Missfresh Group Companies is being incorporated have been properly made up and filed.

3.8 Actions. There is no Action pending or to the Missfresh Warrantors’ best knowledge threatened in writing against or affecting any Missfresh Group Company or any of its officers, directors or Key Employees with respect to its businesses or proposed business activities, or any officers, directors or Key Employees of any Missfresh Group Company in connection with such person’s respective relationship with such Missfresh Group Company that reasonably be expected to have a Material Adverse Effect. There is no judgment or award unsatisfied against any Missfresh Group Company that reasonably be expected to have a Material Adverse Effect, nor is there any Governmental Order in effect and binding on any Missfresh Group Company or their respective assets or properties that reasonably be expected to have a Material Adverse Effect. There is no Action pending by any Missfresh Group Company against any third party nor does any Missfresh Group Company intend to commence any such Action.

3.9 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

(i) None of the Missfresh Group Companies nor any of its directors, officers, agents, employees, affiliates or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, the PRC Interim Provisions on the Prohibition of Commercial Bribery, the Anti-Unfair Competition Law of the PRC, the Criminal Law of the PRC, or any other applicable anti-bribery or anti-corruption laws (“Anti-Bribery Laws”), including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Authority, to any political party or official thereof or to any candidate for political office, to any officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a) influencing any act or decision of such Government Official in his official capacity,

(b) inducing such Government Official to do or omit to do any act in relation to his lawful duty,

(c) securing any improper advantage, or

(d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority,

in order to assist any of the Missfresh Group Companies in obtaining or retaining business for or with, or directing business to any of the Missfresh Group Companies or in connection with receiving any approval of the transactions contemplated herein. No Company Affiliate has accepted anything of value for any of the purposes listed in clauses (a) through (d) of this section.

(ii) The operations of the Missfresh Group Companies are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any of the Missfresh Group Companies with respect to the Money Laundering Laws is pending, or threatened.

(iii) None of (a) the Missfresh Group Companies or (b) any officer, employee, director, agent, affiliate or person acting on behalf of any of the Missfresh Group Companies, ((a) and (b) collectively, “Relevant Person”) is a Relevant Person that is owned or controlled by a person that is targeted by or the subject to of any sanctions from time to time administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State or by Her Majesty’s Treasury or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council or any other relevant Governmental Authority and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended (collectively, the “Sanctions”).

(iv) The Company will not directly or indirectly use the proceeds, or lend, contribute or otherwise make available such to any subsidiary, joint venture partner or other person for the purpose of funding or facilitating any activities or business of or with any person towards any sales or operations in Cuba, Iran, Syria, the Democratic People’s Republic of Korea, Crimea or any other country sanctioned by OFAC from time to time or for the purpose of funding any operations or financing any investments in, or make any payments to, any person targeted by or subject to any Sanctions.

(v) The use of the proceeds will be in compliance with and will not result in the breach by any Relevant Person of the Sanctions; and the Company further covenants not to engage, directly or indirectly, in any other activities that would result in a violation of Sanctions by any person, including any person participating in this Agreement.

(vi) No Company Affiliate has been convicted by a Governmental Authority of violating the Anti-Bribery Laws.

(vii) None of the Missfresh Group Companies are aware of any investigation of, or request for information from, any of the Missfresh Group Companies by any Governmental Authority regarding a violation or potential violation of any of the Anti-Bribery Laws. None of the Missfresh Group Companies has received any allegation related to a violation or potential violation of the Anti-Bribery Laws, nor does any Missfresh Group Company have any information that any person has made any payment in violation of any Anti-Bribery Law on behalf of or for the benefit of the Missfresh Group Companies.

(viii) No Government Official or Governmental Authority owns or shall receive an interest, whether direct or indirect, legal or beneficial, in any of the Missfresh Group Companies or its Affiliates or has or will receive any legal or beneficial interest not mandated by applicable Law in the proceeds.

Each Missfresh Group Company has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including an anti-corruption policy.

3.10 Entire Business. No Missfresh Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Missfresh Group Company.

3.11 No Brokers. Except as set forth in Section 3.11 of the Disclosure Schedule, neither any Missfresh Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.12 No General Solicitation. Neither any Missfresh Group Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Series E1 Preferred Shares.

4. Representations and Warranties of the Mrfresh Shareholders.

4.1 Representations and Warranties of the Repurchased Mrfresh Shareholders. Each Repurchased Mrfresh Shareholder hereby represents and warrants to the Company and Mrfresh Cayman, severally and not jointly, solely with respect to itself, that:

(a) Authorization. Such Repurchased Mrfresh Shareholder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Repurchased Mrfresh Shareholder necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Repurchased Mrfresh Shareholder (to the extent such Repurchased Mrfresh Shareholder is a party), enforceable against such Repurchased Mrfresh Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of such Repurchased Mrfresh Shareholder have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by such Repurchased Mrfresh Shareholder do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of such Repurchased Mrfresh Shareholder or its related Affiliates, or (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law.

(c) Ownership of the Repurchased Shares. Such Repurchased Mrfresh Shareholder owns, beneficially and of record, good and marketable title to the Repurchased Shares set forth opposite such Repurchased Mrfresh Shareholder’s name under Column I of Table A in Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, actions, suits, proceedings, orders, investigations, encumbrances, equities, proxies, options or shareholders’ agreements. Such Repurchased Mrfresh Shareholder represents that such person has no right or claims whatsoever to any shares of capital stock of Mrfresh Cayman, other than shares listed across such Repurchased Mrfresh Shareholder under Column I of Table A in Schedule I and does not have any options, warrants or any other instruments entitling such Repurchased Mrfresh Shareholder to exercise to purchase or convert into shares of capital stock of Mrfresh Cayman. Such Repurchased Mrfresh Shareholder has full right, power and authority to sell, transfer, dispose and deliver the Repurchased Shares, and at the Closing, such Repurchased Mrfresh Shareholder will convey to Mrfresh Cayman good and marketable title to the Repurchased Shares, free and clear of any security interests, liens, adverse claims, actions, suits, proceedings, orders, investigations, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

4.2 Representations and Warranties of the Exchange Mrfresh Shareholders. Each Exchange Mrfresh Shareholder hereby represents and warrants to the Company and Mrfresh Cayman, severally and not jointly, solely with respect to itself, that:

(a) Authorization. Such Exchange Mrfresh Shareholder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Exchange Mrfresh Shareholder necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Exchange Mrfresh Shareholder (to the extent such Exchange Mrfresh Shareholder is a party), enforceable against such Exchange Mrfresh Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of such Exchange Mrfresh Shareholder have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by such Exchange Mrfresh Shareholder do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of such Exchange Mrfresh Shareholder or its related Affiliates, or (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law.

(c) Purchase for Own Account. The applicable Missfresh Exchange Shares being purchased by such Exchange Mrfresh Shareholder and the Conversion Shares thereof will be acquired for such Exchange Mrfresh Shareholder’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof; provided that, for the avoidance of doubt, no arrangement or Contract entered into with any Exchange Mrfresh Shareholder or other source of financing of such Exchange Mrfresh Shareholder or its Affiliates will be deemed to be a violation of the representation and warranty set forth in this Section 4.2(c).

(d) Status of Exchange Mrfresh Shareholder. Such Exchange Mrfresh Shareholder is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Exchange Mrfresh Shareholder has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Missfresh Exchange Shares and can bear the economic risk of its investment in the Missfresh Exchange Shares.

(e) Restricted Securities. Such Exchange Mrfresh Shareholder understands that the Missfresh Exchange Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Missfresh Exchange Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

(f) Ownership of the Mrfresh Exchange Shares. Such Exchange Mrfresh Shareholder owns, beneficially and of record, good and marketable title to the Mrfresh Exchange Shares set forth opposite such Exchange Mrfresh Shareholder’s name under Column III of Table A in Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, actions, suits, proceedings, orders, investigations, encumbrances, equities, proxies, options or shareholders’ agreements. Such Exchange Mrfresh Shareholder represents that such person has no right or claims whatsoever to any shares of capital stock of Mrfresh Cayman, other than shares listed across such Exchange Mrfresh Shareholder under Column III of Table A in Schedule I and does not have any options, warrants or any other instruments entitling such Exchange Mrfresh Shareholder to exercise to purchase or convert into shares of capital stock of Mrfresh Cayman. Such Exchange Mrfresh Shareholder has full right, power and authority to sell, transfer, dispose and deliver the Mrfresh Exchange Shares, and at the Closing, such Exchange Mrfresh Shareholder will convey to the Company and Mrfresh Cayman good and marketable title to the Mrfresh Exchange Shares, free and clear of any security interests, liens, adverse claims, actions, suits, proceedings, orders, investigations, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

5. Conditions of the Mrfresh Shareholders’ Obligations at the Closing.

5.1 Conditions of the Repurchased Mrfresh Shareholders’ Obligations at the Closing. The obligations of each Repurchased Mrfresh Shareholder to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Repurchased Mrfresh Shareholder on or prior to the Closing, or waiver by such Repurchased Mrfresh Shareholder, of the following conditions:

(a) Performance. Each Mrfresh Group Company shall have performed and complied with all obligations and conditions contained in the Transaction Documents in connection with the Repurchase that are required to be performed or complied with by them, on or before the Closing.

(b) Authorizations. All Consents of any competent Governmental Authority or of any other Person (including without limitation any creditor of the Mrfresh Group Companies) that are required to be obtained by any Mrfresh Group Company in connection with the consummation of the Repurchase that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including but not limited to those related to any waivers of notice requirements, rights of first refusal, put or call rights) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Repurchased Mrfresh Shareholders.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Mrfresh Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to the Repurchased Mrfresh Shareholders, and each Repurchased Mrfresh Shareholder shall have received all such counterpart copies of such documents as it may reasonably request.

(d) Transaction Documents in connection with the Repurchase. Each of the parties to the Transaction Documents in connection with the Repurchase to be entered into on or prior to the Closing, other than such Repurchased Mrfresh Shareholder, shall have executed and delivered such Transaction Documents to such Repurchased Mrfresh Shareholder.

(e) Option Pool. Upon or immediately prior to the Closing, the ordinary shares of Mrfresh Cayman previously reserved for the equity incentive plan of Mrfresh Cayman shall have been terminated and cancelled on or prior to Closing.

5.2 Conditions of the Exchange Mrfresh Shareholders’ Obligations at the Closing. The obligations of each Exchange Mrfresh Shareholder to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Exchange Mrfresh Shareholder on or prior to the Closing, or waiver by such Exchange Mrfresh Shareholder, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Missfresh Warrantors contained in Section 3 (i) that are not qualified by materiality or Material Adverse Effect shall have been true, correct, complete and not misleading in all material respects when made and shall be true, correct, complete and not misleading in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, (ii) that are qualified by materiality or Material Adverse Effect shall have been true, correct, complete and not misleading in all respects when made and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct, complete and not misleading (with respect to the representations and warranties referred to in the foregoing clause (i), in all material respects) as of such particular date.

(b) Performance. Each Missfresh Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

(c) Authorizations. All Consents of any competent Governmental Authority or of any other Person (including without limitation any creditor of the Missfresh Group Companies) that are required to be obtained by any Missfresh Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including but not limited to those related to the formation of the Company, the lawful issuance and sale of the Missfresh Exchange Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Exchange Mrfresh Shareholders.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Missfresh Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to the Exchange Mrfresh Shareholders, and each Exchange Mrfresh Shareholder shall have received all such counterpart copies of such documents as it may reasonably request.

(e) Memorandum and Articles. The Memorandum and Articles, in the form attached hereto as Exhibit A, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company (which Memorandum and Articles shall have been duly filed with the appropriate authority(ies) of the Cayman Islands within five (5) Business Days after the Closing), and such adoption shall have become effective prior to the Closing with no alteration or amendment as of the Closing, and a stamped copy of the duly adopted Memorandum and Articles shall be delivered to the Exchange Mrfresh Shareholders within ten (10) Business Days after the Closing.

(f) Transaction Documents. Each of the parties to the Transaction Documents to be entered into on or prior to the Closing, other than such Exchange Mrfresh Shareholder, shall have executed and delivered such Transaction Documents to such Exchange Mrfresh Shareholder.

(g) Option Pool. Upon or immediately prior to the Closing, (x) the Board of Directors and the shareholders of the Company shall have duly reserved and increased additional 7,002,310 Class B Ordinary Shares to the ESOP of the Company, and (y) the ordinary shares of Mrfresh Cayman previously reserved for the equity incentive plan of Mrfresh Cayman shall have been terminated and cancelled on or prior to Closing.

(h) Closing Certificate. The chief executive officer of the Company shall have executed and delivered to each Exchange Mrfresh Shareholder at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5.2 have been fulfilled as of the Closing, and (ii) attaching thereto copies of all resolutions approved by the shareholders and boards of directors of each Missfresh Group Company (if applicable) related to the transactions contemplated hereby and which are signing parties hereto.

6. Conditions of the Company and Mrfresh Cayman’s Obligations at Closing. The obligations of the Company and Mrfresh Cayman to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company and Mrfresh Cayman, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of each Mrfresh Shareholder contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2 Performance. Each Mrfresh Shareholder shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by each Mrfresh Shareholder on or before the Closing.

6.3 Execution of Transaction Documents. Each Mrfresh Shareholder shall have executed and delivered to the Company the Transaction Documents that are required to be executed by such Mrfresh Shareholder on or prior to the Closing.

6.4 Resignation. AI Yu and LI Zhaohui shall have each delivered to the Company and Mrfresh Cayman a letter of resignation and executed any other necessary documents for resigning from all of their respective positions of Mrfresh Group Companies effective upon the Closing.

6.5 Consummation by all Mrfresh Shareholders. Each and all of Repurchased Mrfresh Shareholders and Exchange Mrfresh Shareholders have agreed and proceed to consummate the Repurchase and Share Exchange as contemplated under the Transaction Documents, and upon Closing, Mrfresh Cayman will be a 100% subsidiary of the Company with no Repurchased Mrfresh Shareholders or Exchange Mrfresh Shareholders holding any share of Mrfresh Cayman directly.

7. Covenants; Miscellaneous.

7.1 Additional Agreement.

(i) Termination of Mrfresh ESOP.

The Parties hereto agree that, (a) as of and subject to occurrence of the Closing, an aggregate of 13,814,016 ordinary shares reserved for the equity incentive plan of Mrfresh Cayman shall be terminated and cancelled (“Termination of Mrfresh ESOP”) and (b) at the Closing, the Company shall reserve additional 7,002,310 Class B Ordinary Shares to be issued to the Missfresh Group Companies’ and Mrfresh Group Companies’ employees, consultants, officers or directors in accordance with Missfresh Limited 2017 Equity Incentive Plan.

7.2 Tax.

(i) General. The Company, Mrfresh Cayman and the Mrfresh Shareholders acknowledge, covenant and agree that, subject to Section 7.2(ii) below, (a) any Tax in connection with transaction contemplated under the Transaction Documents, shall be borne by each applicable party in accordance with applicable Laws accordingly, and (b) each applicable party shall timely pay any Tax within the timeline as required under the competent tax authority’s written payment notice in accordance with applicable Laws in connection with the transactions contemplated thereunder. Each of the Mrfresh Shareholders (x) is relying solely on its own tax advisors and not on any statements or representations of the Company, Mrfresh Cayman or any of its agents, employees, directors, shareholders or advisors and (y) shall be responsible for any and all tax liability due from such Mrfresh Shareholder in connection with or arising as a result of the transactions contemplated hereunder.

(ii) Notwithstanding the forgoing Section 7.2(i),

(x) in the event the actual and total Tax imposed by the applicable tax authority within PRC or any other jurisdiction with respect to the contemplated transactions under the Transaction Documents (excluding the Control Documents and the Ancillary Documents) (“Transaction Taxes”) are no more than USD200,000 (the “Maximum Indemnified Taxes”), then the Company, Mrfresh Cayman and each of its Group Companies agree to bear such Maximum Indemnified Taxes collectively; or

(y) in the event the Transaction Taxes are more than USD200,000, (a) the Company, Mrfresh Cayman and each of its Group Companies agree to bear an amount equal to the Maximum Indemnified Taxes collectively, and (b) the Mrfresh Shareholders shall bear the portion of Transaction Taxes exceeding the Maximum Indemnified Taxes (“Non-Indemnified Transaction Taxes”) in accordance with the requirements of competent tax authorities and applicable Laws and relevant provision of the Transaction Documents.

For avoidance of doubt, the Company, Mrfresh Cayman and the Mrfresh Shareholders agree and confirm that, the maximum amount of Transaction Taxes that the Company, Mrfresh Cayman and each of its Group Companies shall bear collectively is equal to the Maximum Indemnified Taxes and in no event shall the Company, Mrfresh Cayman or any of its Group Companies, whether individually or as a whole, bear any portion of Transaction Taxes exceeding USD200,000.

Notwithstanding the forgoing Sections 7.2(i) and 7.2(ii) and subject to Section 7.2(v) hereof, each of the Mrfresh Shareholders’ obligations with respect to the Transaction Taxes and any Tax in connection with the transaction contemplated under the Transaction Documents will terminate upon the expiration of ten-year period after the date of Closing (such ten-year period is referred to hereinafter as the “Tax Obligation Period”). For avoidance of doubt, subject to Section 7.2(v) hereof, none of the Mrfresh Shareholders shall be obligated to (a) perform and pay any portion of the Transaction Taxes or the Tax in connection with the transaction contemplated under the Transaction Documents after the expiration of the Tax Obligation Period, or (b) take any liabilities in relation to the Transaction Taxes and the Tax in connection with the transaction contemplated under the Transaction Documents after the expiration of the Tax Obligation Period.

(iii) Guarantee and Successor for Transaction Tax. Without prejudice to Sections 7.2(i), 7.2(ii) and 7.2(iv) hereof, with respect to the Transaction Tax, the Mrfresh Shareholders hereby irrevocably agree and undertake that:

(1)

With respect to Everyday Convenience Limited and Welight Capital L.P. (collectively, the “Fully Repurchased Shareholders”), each of the Fully Repurchased Shareholders shall cause its general partner/management company/controlling shareholder (as the case may be) or other third party acceptable to the Company and Mrfresh Cayman (“Fully Repurchased Shareholder’s Guarantor”) to issue and deliver to the Company and Mrfresh Cayman, on or prior to the Closing, a duly executed letter of guarantee in form and substance as set forth under Exhibit F thereof (“Letter of Guarantee”), pursuant to which such Fully Repurchased Shareholder’s Guarantor shall provide guarantee to the Company and Mrfresh Cayman with respect to its respective Fully Repurchased Shareholder’s performance and payment of applicable portion of Transaction Tax and shall bear joint and several liability collectively with its respective Fully Repurchased Shareholder in connection with the Transaction Tax;

(2)

With respect to an Exchange Mrfresh Shareholder and/or DuoJie, only in the event of any bankruptcy, insolvency, liquidation, dissolution or winding up (collectively, the “Dissolution Event”) of such Exchange Mrfresh Shareholder and/or DuoJie (the “Dissolving Exchange Mrfresh Shareholder”) within the Tax Obligation Period:

(I)

if such Dissolving Exchange Mrfresh Shareholder still holds any Missfresh Exchange Shares and/or Equity Securities of the Company at the time of the Dissolution Event, then (a) such Dissolving Exchange Mrfresh Shareholder shall notify the Company in writing with regard to its disposition of the Missfresh Exchange Shares and/or Equity Securities of the Company prior to its Dissolution Event, and (b) within ten (10) Business Days before such Dissolving Exchange Mrfresh Shareholder transfers or disposes any of its Missfresh Exchange Shares and/or Equity Securities of the Company, it shall cause (x) its general partner/management company/controlling shareholder (as the case may be), or (y) the transferee(s) of the Missfresh Exchange Shares or Equity Securities of the Company, or (z) any other third party acceptable to the Company and Mrfresh Cayman (the Person as provided under the aforesaid (x), (y) or (z) shall be referred to hereinafter the “Exchanged Shareholder’s Successor”) to issue and deliver to the Company and Mrfresh Cayman a duly executed letter of undertaking in form and substance as set forth under Exhibit G thereof (“Letter of Undertaking”) pursuant to which such Exchanged Shareholder’s Successor shall inherit and succeed all the Dissolving Exchange Mrfresh Shareholder’s obligations with respect to the Transaction Tax as provided under the Transaction Documents. In the event that the Exchange Mrfresh Shareholder fails to perform its obligations under this Section 7.2(iii)(2)(I), then the transfer or disposition of Missfresh Exchange Shares and/or Equity Securities of the Company shall be void and the Company is entitled not to conduct any procedures with respect to such transfer or disposition, not to effect such transfer or disposition nor will it treat any alleged transferee as the holder of such Missfresh Exchange Shares and/or Equity Securities of the Company.

(II)

If such Dissolving Exchange Mrfresh Shareholder does not hold any Missfresh Exchange Shares and/or Equity Securities of the Company at the time of Dissolution Event, then such Dissolving Exchange Mrfresh Shareholder shall (a) notify the Company of such Dissolution Event at least sixty (60) days prior to its determination to initiate such Dissolution Event, and (y) at least thirty (30) days prior to consummation of the Dissolution Event, cause its respective Exchanged Shareholder’s Successor to issue and deliver to the Company and Mrfresh Cayman a duly executed Letter of Undertaking pursuant to which such Exchanged Shareholder’s Successor shall inherit and succeed all the Dissolving Exchange Mrfresh Shareholder’s obligations with respect to the Transaction Tax as provided under the Transaction Documents.

(iv) Tax Indemnity. Each Mrfresh Shareholder shall be respectively responsible for and settle any and all Transaction Taxes imposed on such Party (if any) within the Tax Obligation Period in connection with the consummation of the transactions contemplated by the Transaction Documents within the timeline as required under the competent tax authority’s written payment notice in accordance with the applicable Laws. For the avoidance of any doubt, each Mrfresh Shareholder shall be responsible for and settle any and all Transaction Taxes within the timeline as required under the competent tax authority’s written payment notice in accordance with the applicable Laws, and deliver evidences to the reasonable satisfaction of the Company and Mrfresh Cayman that such Mrfresh Shareholder has made all tax settlement based on the duly executed Transaction Documents with the competent tax authority. Notwithstanding anything in the contrary, within the Tax Obligation Period, in the event that any Mrfresh Shareholder and its Fully Repurchased Shareholder’s Guarantor or any Exchanged Shareholder’s Successor (as the case may be) (i) fails to satisfy its Transaction Tax obligations within the timeline as required under the competent tax authority’s written payment notice in accordance with the applicable Laws or (ii) fails to bear its portion of Non-Indemnified Transaction Taxes which have been incurred by Missfresh Limited, Mrfresh Limited or any each of its Group Companies, such Mrfresh Shareholder and its Fully Repurchased Shareholder’s Guarantor or any Exchanged Shareholder’s Successor (as the case may be) shall indemnify and hold harmless the Company and Mrfresh Cayman from and against any and all Indemnifiable Loss, resulting from or as a result of such failure. Furthermore, within the Tax Obligation Period, in the event any Exchange Mrfresh Shareholder or any Exchanged Shareholder’s Successor (collectively, the “Failed Exchange Mrfresh Shareholders”) fails to satisfy its Transaction Tax obligations within the timeline as required under the competent tax authority’s written payment notice in accordance with the applicable Laws, the Company is entitled to, without prior consent of such Failed Exchange Mrfresh Shareholder:

(A) to the extent permitted by law, withhold and pay the applicable portion of such Failed Exchange Mrfresh Shareholder’s Transaction Tax with competent tax authority within the PRC by cancelling or offsetting its respective number of Series E1 Preferred Shares or any other Equity Securities of the Company held by such Failed Exchange Mrfresh Shareholder, according to the then fair-market value of such Series E1 Preferred Shares or any other Equity Securities of the Company held by such Failed Exchange Mrfresh Shareholder;

(B) offset and deduct directly from any consideration or distribution as may be paid or delivered to such Failed Exchange Mrfresh Shareholder by the Company after Closing, including without limitation any dividend, compensation and/or other distributions; and/or

(C) require such Failed Exchange Mrfresh Shareholder to compensate the Company and/or fulfil its Transaction Tax obligations prior to its transfer, sale, pledge, repurchase, or any other disposition of any shares or equity interests of the Company, including without limitation, the Company is entitled to require the Failed Exchange Mrfresh Shareholder or its then applicable purchaser or transferee of such Failed Exchange Mrfresh Shareholder’s shares or equity interests to compensate the Company in cash with an amount equivalent to such Failed Exchange Mrfresh Shareholder’s portion of Transaction Tax before the Company cooperates and facilitates the procedures with respect to such Failed Exchange Mrfresh Shareholder’s transfer, sale, pledge, repurchase, or any other disposition of any shares or equity interests of the Company.

For avoidance of doubt, subject to Section 7.2(v) hereof, none of the Mrfresh Shareholders (including its Fully Repurchased Shareholder’s Guarantor or Exchanged Shareholder’s Successor (as the case may be)) shall be obligated to perform the tax indemnification obligations as provided under this Section 7.2(iv) after the expiration of the Tax Obligation Period.

(v) Notwithstanding the foregoing and any provision in the contrary hereof, a Mrfresh Shareholder’s and its Fully Repurchased Shareholder’s Guarantor’s or its Exchanged Shareholder’s Successor’s (as the case may be) obligations with respect to the Transaction Taxes and any Tax in connection with the transaction contemplated under the Transaction Documents shall not be terminated in the event that (a) such Tax-related obligations of such Mrfresh Shareholder and its Fully Repurchased Shareholder’s Guarantor or its Exchanged Shareholder’s Successor (as the case may be) have been triggered and informed by competent tax authority in writing within such Tax Obligation Period and (b) such Tax-related obligations have not been fully performed by such Mrfresh Shareholder or its Fully Repurchased Shareholder’s Guarantor or its Exchanged Shareholder’s Successor (as the case may be) prior to expiration of the Tax Obligation Period.

(vi) The Company undertakes that this contemplated Repurchase and Share Exchange hereunder is intended to be treated as a tax-free reorganization under US Internal Revenue Code section 368(a)(1) for US federal income tax purposes.

7.3 Transfer to Competitors. Notwithstanding anything to the contrary contained herein, during the twenty-four (24) months period commencing on August 29, 2018, each Exchange Mrfresh Shareholder shall not sell, transfer or dispose of any Equity Securities of the Company held by such Exchange Mrfresh Shareholder to any Company Competitor without the prior consent of the Board of Directors at a duly convened board meeting or via unanimous written consent of the Board of Directors.

7.4 Covenant with respect to the Investment. In connection with the transactions contemplated hereby, the Missfresh Group Companies shall and shall cause the Principals not to procure their employees, representatives, agents and sub-contractors not, directly or indirectly, (i) make any payment or offer or give, or promise to make any payment or offer or give, anything of value to any government agency or government official or any employee of the Exchange Mrfresh Shareholders with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such person, or constituting a bribe, kickback or illegal or improper payment in violation of anti-corruption, anti-bribery and anti-unfair competition Laws of the PRC or any other applicable jurisdiction or (ii) solicit or accept any gift or offer from any person in exchange for any improper business advantage or take or cause to be taken any other actions in violation of anti-corruption, anti-bribery and anti-unfair competition Laws.

7.5 Satisfaction of Condition Precedent. The Missfresh Warrantors shall use their respective commercially reasonable efforts to cause each of the conditions precedent as set forth in Section 5.1 and Section 5.2 to be satisfied as soon as practicable. The Mrfresh Shareholders shall use their respective commercially reasonable efforts to cause each of the conditions precedent as set forth in Section 6 to be satisfied as soon as practicable.

7.6 Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

7.7 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations herein may not be assigned (i) by any Missfresh Warrantor without the prior written consent of the Mrfresh Shareholders, (ii) by any Mrfresh Group Company without the prior written consent of the Mrfresh Shareholders, or (iii) by any Mrfresh Shareholders without the prior written consent of the Company and the Mrfresh Cayman. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.8 Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”), without regard to principles of conflict of Laws thereunder.

7.9 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. Each party shall appoint one arbitrator and the third arbitrator shall be appointed by both parties with mutual agreement as the presiding arbitrator. If no agreement can be reached within the time period required by the HKIAC Rules, the presiding arbitrator shall be appointed by the Chairman of HKIAC.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

7.10 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule III (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.11 Indemnity.

(i) Each of the Missfresh Warrantors hereby agrees to jointly and severally indemnify and hold harmless each Exchange Mrfresh Shareholder, its Affiliates and its respective employees, officers, directors, and assigns (collectively, the “Investor Indemnified Parties”), from and against any and all Indemnifiable Loss suffered by such Investor Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Missfresh Warrantor in or pursuant to this Agreement or any of the other Transaction Documents.

(ii) Any Investor Indemnified Party seeking indemnification with respect to any Indemnifiable Loss shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

(iii) If any claim, demand or Liability is asserted by any third party against any Investor Indemnified Party, the Indemnifying Party shall upon the written request of the Investor Indemnified Party, defend any actions or proceedings brought against the Investor Indemnified Party in respect of matters subject to the indemnity obligations under this Section 7.11. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Investor Indemnified Party, a recovery against the Investor Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Investor Indemnified Party or is not allowed to control its defense, judgment against the Investor Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(iv) The maximum aggregate liability of the Missfresh Warrantors for indemnification to any Investor Indemnified Parties under Sections 7.11(i), (ii) and (iii) shall be limited to the amount equal to the number of Series E1 Preferred Shares held by such Investor Indemnified Parties multiplied by the Series E1 Issue Price (as defined under the Memorandum and Articles).

(v) Notwithstanding anything to the contrary, the Missfresh Warrantors shall not be liable for any Indemnifiable Loss arising from any opportunity costs.

(vi) This Section 7.11 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

7.12 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.13 Fees and Expenses. Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

7.14 Termination.

(i) With respect to the transactions contemplated hereunder among the Company, Mrfresh Cayman and the Mrfresh Shareholders, this Agreement may be terminated hereunder prior to the Closing by written consent of the Company, Mrfresh Cayman and the Mrfresh Shareholders.

(ii) If this Agreement is terminated as provided under this Section 7.14, this Agreement will be of no further force or effect upon termination provided that (i) the termination will not relieve any Party from any liability for any antecedent breach of this Agreement, and (ii) Sections 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.15 shall survive the termination of this Agreement.

7.15 Confidentiality.

(i) The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii) Notwithstanding the foregoing, each Party may disclose (i) any Confidential Information to its Affiliates and its and their respective prospective permitted transferees, current or bona fide prospective investors, Affiliates and their respective investors or partners, co-investors, financing sources, employees, officers and directors, investment bankers, business partners, representatives, advisors, accountants or legal counsels, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations, (ii) any Confidential Information to the extent it is required to do so pursuant to any Law or Government Order or requested to do so by any Governmental Authority (including, in response to oral questions, interrogatories or requests for information or documents) (provided that, in such case and to the extent it is permitted to do so under applicable Law, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy), and (iii) any Confidential Information to any Person to which disclosure is approved in writing by the other Parties providing such Confidential Information. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.15(iii) below.

(iii) Notwithstanding any other provision of this Section 7.15, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(iv) Notwithstanding the foregoing, no Missfresh Group Company or the Mrfresh Group Company shall use the name or logo of any Exchange Mrfresh Shareholder (or such Exchange Mrfresh Shareholder’s Affiliates) in any manner, context or format (including but not limited to reference on or links to websites, press releases) without the prior written consent of such Exchange Mrfresh Shareholder.

7.16 Finder’s Fee. Each Mrfresh Shareholder agrees, severally and not jointly, to indemnify and to hold harmless the Company and each other Mrfresh Shareholder from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Mrfresh Shareholder or any of its officers, partners, employees or representatives is responsible pursuant to any agreement entered into by such Mrfresh Shareholder or any of its Affiliates. Each Missfresh Group Company agrees, jointly and severally, to indemnify and hold harmless each Mrfresh Shareholder from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.17 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.18 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, and (ii) more than two thirds (2/3) of the voting powers of the Mrfresh Shareholders (including the affirmative consents of Image Frame Investment (HK) Limited and ASCEND HOPE LIMITED); provided that any amendment which may effect on the rights or obligations on any Mrfresh Shareholder materially and adversely differently from any other Mrfresh Shareholders, shall only be effective with such Mrfresh Shareholder’s written consent. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

7.19 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one time or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.20 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.21 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.22 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

7.23 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.24 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof except for any undertaking letter delivered by any party hereto prior to the date hereof.

7.25 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

7.26 Independent Nature of Mrfresh Shareholders’ Obligations and Rights. The obligations of each Mrfresh Shareholder under this Agreement and the other Transaction Documents are several and not joint, and no Mrfresh Shareholder is responsible in any way for the performance or conduct of any other Mrfresh Shareholder in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Mrfresh Shareholder pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Mrfresh Shareholders. Each Mrfresh Shareholder agrees that no other Mrfresh Shareholder has acted as an agent for such Mrfresh Shareholder in connection with the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:	Missfresh Limited

	By:	/s/ Xu Zheng
Name:
	Title:	Director

MISSFRESH GROUP COMPANIES:	Missfresh HK Limited

	By:	/s/ Xu Zheng
	Name:	Xu Zheng (徐正)
	Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESH GROUP COMPANIES:	Qingdao Missfresh E-Commerce Co., Ltd. (青岛每日优鲜电子商务有限公司 ) (Seal)

	By:	/s/ Zeng Bin
	Name:	Zeng Bin (曾斌)
	Title:	Legal Representative

Jinan Missfresh E-Commerce Co., Ltd. (济南每日优鲜电子商务有限公司 ) (Seal)

	By:	/s/ Zeng Bin
	Name:	Zeng Bin (曾斌)
	Title:	Legal Representative

Tianjin Missfresh E-Commerce Co., Ltd. (天津每日优鲜电子商务有限公司 ) (Seal)

	By:	/s/ Zeng Bin
	Name:	Zeng Bin (曾斌)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESH GROUP COMPANIES:	Beijing Missfresh E-Commerce Co., Ltd. (北京每日优鲜电子商务有限公司 ) (Seal)

	By:	/s/ Zeng Bin
	Name:	Zeng Bin (曾斌)
	Title:	Legal Representative

Jinan Missfresh Extreme Speed Information Technology Co., Ltd. (济南每日优鲜极速信息科技有限公司 ) (Seal)

	By:	/s/ Zeng Bin
	Name:	Zeng Bin (曾斌)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESH GROUP COMPANIES:	Jinan Missfresh Commerce Co., Ltd. (济南每日优鲜商贸有限公司) (Seal)

	By:	/s/ Yu Tiancheng
	Name:	Yu Tiancheng (于天成)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESH GROUP COMPANIES:	Qingdao Missfresh Company Management Co., Ltd. (青岛每日优鲜企业管理有限公司 ) (Seal)

	By:	/s/ Xiao Yungui
	Name:	Xiao Yungui (肖运贵)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESH GROUP COMPANIES:	Jinan Tangculaxiang E-Commerce Co., Ltd. (济南糖醋辣香电子商务有限公司 ) (Seal)

	By:	/s/ Liu Xiaofeng
	Name:	Liu Xiaofeng (刘啸峰)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH CAYMAN:	Mrfresh Limited

	By:	/s/ Xu Zheng
	Name:	Xu Zheng (徐正)
	Title:	Director

MRFRESH GROUP COMPANIES:	Mrfresh HK Limited

	By:	/s/ Xu Zheng
	Name:	Xu Zheng (徐正)
	Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MISSFRESHGROUP COMPANIES:	Beijing Missfresh Bianligou E-Commerce Co., Ltd.
(北京每日优鲜便利购电子商务有限公司) (Seal)

	By:	/s/ Li Yang
	Name:	Li Yang (李漾)
	Title:	Legal Representative

Jinan Missfresh Bianligou Network Technology Co., Ltd.
(济南每日优鲜便利购网络科技有限公司) (Seal)

	By:	/s/ Li Yang
	Name:	Li Yang (李漾)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	JenCap MF

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Image Frame Investment (HK) Limited

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	KTB China Synergy Fund

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Northern Light Venture Capital V, Ltd.

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Genesis Capital I LP

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Lighthouse Capital International Inc.

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Everyday Convenience Limited

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	Welight Capital L.P.

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	LC Fund VII, L.P.

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	LC Parallel Fund VII, L.P.

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	MindWorks Ventures SPC - Fund SP

	By:	/s/ Joe Chan
	Name:	Joe Chan
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	MindWorks Ventures Fund 3 SPC - Fund SP

	By:	/s/ Joe Chan
	Name:	Joe Chan
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	QIMING VENTURE PARTNERS V, L.P., a Cayman Islands exempted limited partnership

	By:	QIMING GP V, L.P. a Cayman Islands exempted limited partnership
	Its:	General Partner
	By:	QIMING CORPORATE GP V, LTD. a Cayman Islands exempted company
	Its:	General Partner

	By:	/s/ Authorized Signatory
	Its:	Authorized Signatory

QIMING MANAGING DIRECTORS FUND V, L.P., a Cayman Islands exempted limited partnership

	By:	QIMING CORPORATE GP V, LTD., a Cayman Islands exempted company
	Its:	General Partner

	By:	/s/ Authorized Signatory
	Its:	Authorized Signatory

Signing Location:	Bellevue, WA USA
Signature of Witness:	/s/ Jill Calvo
Name of Witness:	Jill Calvo

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	ASCEND HOPE LIMITED

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MRFRESH SHAREHOLDERS:	HongKong DuoJie Limited

	By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

SCHEDULE I

Table A

Schedule of Mrfresh Shareholders

Table B

Schedule of Missfresh Subsidiaries

Table C

Schedule of Mrfresh Subsidiary

Table D

Capitalization Table

SCHEDULE II

List of Key Employees

SCHEDULE III

Address for Notices

EXHIBIT A

FORM OF FIFTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT B

FORM OF THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXHIBIT C

FORM OF THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL & CO SALE AGREEMENT

EXHIBIT D

DISCLOSURE SCHEDULE

EXHIBIT E

TERMINATION AGREEMENT

EXHIBIT F

FORM OF LETTER OF GUARANTEE

EXHIBIT G

FORM OF LETTER OF UNDERTAKING